Exhibit 10.39

SECOND AMENDED AND RESTATED

LOAN AND SECURITY MODIFICATION AGREEMENT

This Second Amended and Restated Loan and Security Modification Agreement is entered into as of July 14, 2008 (“Modification Agreement”), by and between KANA SOFTWARE, INC. (the “Borrower”) and Bridge Bank, National Association (“Lender”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Lender, Borrower is indebted to Lender pursuant to, among other documents, a Second Amended and Restated Loan and Security Agreement, dated March 28, 2008 by and between Borrower to Lender, as may be amended from time to time (the “Loan and Security Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Loan and Security Agreement.

Hereinafter, all indebtedness owing by Borrower to Lender shall be referred to as the “Indebtedness” and the Loan and Security Agreement and any and all other documents executed by Borrower in favor of Lender shall be referred to as the “Existing Documents.”

2. DESCRIPTION OF CHANGE IN TERMS.

A. Modification(s) to Loan and Security Agreement:

1) The following definition is hereby added to Section 1.1 of the Loan and Security Agreement to read as follows:

“Shares” means (i) sixty five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower in any Subsidiary of Borrower which is not an entity organized under the laws of the United States or any state or territory thereof, and (ii) one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower in any Subsidiary of such Borrower which is an entity organized under the laws of the United States or any state or territory thereof.

2) Section 2.2 of the Loan and Security Agreement is amended in its entirety to read as follows:

2.2 Overadvances. If the sum of aggregate amount of the outstanding Advances plus any amounts outstanding under the Letter of Credit Sublimit, the Cash Management Sublimit and the Foreign Exchange Sublimit exceeds the lesser of the Revolving Line or the Borrowing Base at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess. If at any time the aggregate Credit Extensions exceed $10,000,000 Borrower will pay the amount of such excess to Bank. Unless otherwise agreed by Bank, such payment shall be deemed to be made on account of the Advances.

3) A new Section 4.4 is hereby added to the Loan and Security Agreement to read as follows:

4.4 Pledge of Collateral. Borrower hereby pledges, assigns and grants to Bank a security interest in all the Shares held or owned of record by Borrower, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. The certificate or certificates for the Shares will be immediately delivered to Bank, accompanied by an instrument of assignment duly executed in blank by the Borrower. To the extent required by the terms and conditions governing the Shares, Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence of an Event of Default hereunder and upon five (5) days prior written notice to Borrower, Bank may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Bank and cause new certificates representing such securities to be issued in the name of Bank or its transferee. Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Bank may reasonably request to perfect or continue the perfection of Bank’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the relevant Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would constitute or create any violation of any of the terms of this Agreement. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

4) A new Section 5.18 is hereby added to the Loan and Security Agreement to read as follows:

5.18 Shares. Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement. To Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and (to the extent such concepts are applicable under the laws under which the applicable entity was formed) validly issued, fully paid and non-assessable. To Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower does not know of any reasonable grounds for the institution of any such proceedings.

5) A new section 9.8 is hereby added to the Loan and Security Agreement to read as follows:

9.8 Shares.

(a) Borrower recognizes that Bank may be unable to effect a public sale of any or all the Shares, by reason of certain prohibitions contained in federal securities laws and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Borrower acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Bank shall be under no obligation to delay a sale of any of the Shares for the period of time necessary to permit the issuer thereof to register such securities for public sale under federal securities laws or under applicable state securities laws, even if such issuer would agree to do so.

(b) Upon the occurrence of an Event of Default, Bank shall have the right to exercise all such rights as a secured party under the California Uniform Commercial Code as it, in its sole judgment, shall deem necessary or appropriate, including without limitation the right to liquidate the Shares and apply the proceeds thereof to reduce the Obligations.

Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to enforce Borrower’s rights against any Subsidiary, including the right to compel any Subsidiary to make payments or distributions owing to Borrower.

3. CONSISTENT CHANGES. The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.

4. [RESERVED].

5. NO DEFENSES OF BORROWER/GENERAL RELEASE. Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness. Each of Borrower and Guarantor (each, a “Releasing Party”) acknowledges that Lender would not enter into this Modification Agreement without Releasing Party’s assurance that it has no claims against Lender or any of Lender’s officers, directors, employees or agents. Except for the obligations arising hereafter under this Modification Agreement, each Releasing Party releases Lender, and each of Lender’s and entity’s officers, directors and employees from any known or unknown claims that Releasing Party now has against Lender of any nature, including any claims that Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Agreement or the transactions contemplated thereby. Releasing Party waives the provisions of California Civil Code section 1542, which states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Lender and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Modification Agreement and the Agreement, and/or Lender’s actions to exercise any remedy available under the Agreement or otherwise.

6. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Indebtedness, Lender is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Documents. Except as expressly modified pursuant to this Modification Agreement, the terms of the Existing Documents remain unchanged and in full force and effect. Lender’s agreement to modifications to the existing Indebtedness pursuant to this Modification Agreement in no way shall obligate Lender to make any future modifications to the Indebtedness. Nothing in this Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Lender and Borrower to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Lender in writing. No maker, endorser, or guarantor will be released by virtue of this Modification Agreement. The terms of this paragraph apply not only to this Modification Agreement, but also to any subsequent Loan and Security modification agreements.

7. [RESERVED].

8. [RESERVED].

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9. COUNTERSIGNATURE. This Modification Agreement shall become effective only when (i) executed by Lender and Borrower, (ii) Borrower delivers stock certificates representing shares of Kana Software B.V. held by Borrower, (iii) Borrower delivers membership units of eVergance Partners LLC held by Borrower, (iv) Borrower executes in blank and delivers an assignment separate from certificate with respect to the shares of Kana Software B.V. held by Borrower, and (v) Borrower executes in blank and delivers an assignment separate from certificate with respect to units of eVergance Partners LLC held by Borrower.

BORROWER:		LENDER:

KANA SOFTWARE, INC.		BRIDGE BANK, NATIONAL ASSOCIATION

By:	/s/ Michael J. Shannahan	By:

Name:	Michael J. Shannahan	Name:

Title:	CFO	Title: